EXHIBIT (8)(g)(2)

AMENDMENT No. 1 TO PARTICIPATION AGREEMENT (BlackRock)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

BETWEEN BLACKROCK VARIABLE SERIES FUNDS, INC.

AND TRANSAMERICA LIFE INSURANCE COMPANY

THIS AMENDMENT is effective as of October 1, 2008, by and among BlackRock Variable Series Funds, Inc. (formerly, Merrill Lynch Variable Series Funds, Inc.) (the “Fund”), BlackRock Advisors, LLC (“BAL”), BlackRock Investments, Inc. (“BII”), and Transamerica Life Insurance Company (formerly, PFL Life Insurance Company) (the “Company”).

WITNESSETH:

WHEREAS, the Fund and the Company heretofore entered into a Participation Agreement dated April 21, 1997 (the “Agreement”), with regard to separate accounts established for variable life insurance policies and/or variable annuity contracts offered by the Company; and

WHEREAS, the Fund and the Company desire to amend the aforesaid Agreement.

NOW, THEREFORE, in consideration of the above premises, the Fund and the Company hereby agree:

1.	Amendments.

(a) All references to Merrill Lynch Variable Series Funds, Inc. shall be replaced by BlackRock Variable Series Funds, Inc.

(b) All references to Merrill Lynch Funds Distributors, Inc. shall be replaced by BlackRock Investments, Inc. (“BII”).

(c) BlackRock Advisors, LLC (“BAL”) is added as a counterparty to the agreement.

(d) BlackRock Investments, Inc. (“BII”) is added as a counterparty to the agreement.

(e) The following shall be added to Article 1 as Section 1.12:

“If transactions in Fund shares are to be settled through the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply:

Fund/SERV Transactions. If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, any corrections to a Fund’s prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct prices and applicable date. If the corrections are dated later than trade date plus one, a facsimile should be sent in addition to the Mutual Fund Profile submission; or

Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to a Fund’s prices should be communicated by facsimile or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to Fund shareholders, the reason for the adjustment.

Purchases and Redemption Orders; Settlement of Transactions.

Method of Communication.

Fund/SERV Transactions. If the parties choose to use Fund/SERV, the following provisions shall apply:

The Company and BII or its designee will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this section, the Company and BII or its designee each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

Any information transmitted through NSCC’s networking system (“Networking”) by any party to the other and pursuant to this amendment will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on each Business Day. The Company shall communicate to BII or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 4:45 a.m. Central Time on the Business Day following the Trade Date. All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day. BII or its designee shall treat all trades communicated to BII or its designee in accordance with this provision as if received prior to the Close of Trading on the Trade Date.

All orders are subject to acceptance by BII or its designee and become effective only upon confirmation by BII or its designee. Upon confirmation, BII or its designee will verify total purchases and redemptions and the closing share position for each Account. In the case of delayed settlement, BII or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940, as amended (the “1940 Act”). Such wires should be sent to:

Transamerica Life Insurance Company

HSBC BANK USA NA

ABA#: 021001088

Account Title: AEGON Transamerica Life Insurance Company Trade

Account No.: ‘000 168114

Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders. On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on such Business Day. Prior to 8:30 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, the Company shall communicate to BII or its designee by facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day (the “Trade Date”). All orders communicated to BII or its designee by the 8:30 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by BII or its designee as if received prior to the Close of Trading on the Trade Date.

Purchases. The Company will use its best efforts to transmit each purchase order to BII or its designee in accordance with written instructions previously provided by BII or its designee to Service Organization. The Company will use its best efforts to initiate by wire transfer to BII or its designee purchase amounts prior to 1:00 p.m. Eastern Time on the next Business Day following the Trade Date.

Redemptions. With respect to redemption orders placed by the Company by 8:30 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the first Business Day following the Trade Date, BII or its designee will use its best efforts to initiate by wire transfer to the Company proceeds of such redemptions by 1:00 p.m. Eastern Time on the next Business Day following the Trade Date. Unless otherwise informed in writing, redemption wires should be sent to:

Transamerica Life Insurance Company

HSBC BANK USA NA

ABA#: 021001088

Account Title: AEGON Transamerica Life Insurance Company Trade

Account No.: ‘000 168114

(c)	Article 7 of the Agreement is hereby amended as follows:

If to the Company:	Dennis P. Gallagher, Esq.
Transamerica Life Insurance Company
570 Carillon Parkway
St. Petersburg, FL 33716

If to the Fund and BAL:	BlackRock Variable Series Fund, Inc.
40 East 52nd Street
New York, NY 10022
Attn: Anne Ackerley

With a copy to:	Robert Connolly
General Counsel
BlackRock, Inc.
40 East 52nd Street
New York, NY 10022

If to the Underwriter	BlackRock Investments, Inc. Attn: Frank Porcelli 40 East 52nd Street New York, NY 10022

With a copy to:	BlackRock Investments, Inc. Steven Hurwitz, Chief Compliance Officer 40 East 52nd Street New York, NY 10022

2.	Effectiveness. This Amendment shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Assignment. This Agreement is not assignable or transferable without the prior written consent of the other party, except that upon 30 days prior written notice to the Company, the Fund may assign or transfer this Agreement to any successor that becomes principal underwriter of the Funds.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

(Signatures located on following page)

IN WITNESS WHEREOF, the Fund and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	/s/ Donald C. Burke
Name:	Donald C. Burke
Title:	President & Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Anne Ackerley
Name:	Anne Ackerley
Title:	Managing Director

BLACKROCK INVESTMENTS, INC.

By:	/s/ Frank Porcelli
Name:	Frank Porcelli
Title:	Managing Director

TRANSAMERICA LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President